NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Scott Thien
February 23, 2023	Senior Internal Communications Lead
sthien@fhlbi.com | 317-902-3103

Federal Home Loan Bank of Indianapolis Declares Dividends, Reports Earnings
INDIANAPOLIS — Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its fourth quarter 2022 dividends on Class B-2 activity-based capital stock and Class B-1 non-activity-based stock at annualized rates of 6.00% and 2.00%, respectively. The higher dividend rate on activity-based stock reflects the Board's discretion under our capital plan to reward members that use FHLBank Indianapolis in support of their liquidity needs.

The dividends will be paid in cash on February 24, 2023.

"Our strong financial performance is the direct result of our members-first focus in 2022," President and CEO Cindy Konich said. "We were purposeful in expanding relationships, as well as making smart investments in our people and processes to provide the best value in products and services. And I’m pleased to announce our efforts paid off with another strong dividend."

She added: "Equally important and impactful, our strong financial performance throughout the year supported our voluntary increase of 25% to our dedicated funding for affordable housing and community investment initiatives in 2023. That means at least 12.5% of our annual profits will be reinvested into our members’ communities, underscoring the vital role our organization plays across Indiana and Michigan."

Earnings Highlights
Net income for the fourth quarter of 2022 was $69.3 million, an increase of $42.3 million compared to the corresponding quarter in the prior year. The increase was substantially due to higher earnings on the portion of the Bank's assets funded by its capital1, driven by the increase in market interest rates.

Net income, for the year ended December 31, 2022, was $176.7 million, an increase of $82.9 million compared to the prior year. The increase was primarily due to higher earnings on the portion of the Bank's assets funded by its capital, and lower accelerated amortization of mortgage purchase premiums resulting from lower principal prepayments by borrowers, each driven by the increase in market interest rates, but partially offset by declines in the fair values of the investments indirectly funding the liabilities under certain employee benefit plans.

1    FHLBank Indianapolis earns interest income on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. Net interest income is primarily determined by the spread between the interest earned on those assets and the interest cost of funding with consolidated obligations. Because of the Bank's inherent relatively low interest-rate spread, it has historically derived a substantial portion of its net interest income from deploying its interest-free capital in floating-rate assets.

Affordable Housing Program Allocation 2
For the year ended December 31, 2022, FHLBank Indianapolis allocated $19.9 million to its Affordable Housing Program ("AHP"), which provides grant funding to support housing for low- and moderate-income families in communities served by our Michigan and Indiana members. Full-year 2022 AHP allocations will be available to the Bank's members in 2023 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements and homebuyer down-payment assistance.

In addition, the Bank voluntarily allocated $6.4 million, reported in other expenses, to support its AHP and additional affordable housing, small business and community investment programs.

As a result, the Bank's combined allocation in 2022 totaled $26.3 million.

Condensed Statements of Income

The following table presents unaudited condensed statements of income ($ amounts in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Interest income (a)	$676	$117	$1,391	$470
Interest expense (a)	586	55	1,100	218
Provision for credit losses	—	—	—	—
Net interest income after provision	90	62	291	252
Other income (loss) (b)	21	(2)	19	(34)
Other expenses	34	30	113	113
AHP assessments	8	3	20	11

Net income	$69	$27	$177	$94

(a)    Includes hedging gains (losses) and net interest settlements on fair-value hedges. The Bank uses interest-rate swaps to hedge the risk of changes in the fair value of certain of its advances, available-for-sale securities and consolidated obligations. These derivatives are designated as fair-value hedges. Changes in the estimated fair value of the derivative and, to the extent these relationships qualify for hedge accounting, changes in the fair value of the hedged item that are attributable to the hedged risk are recorded in net interest income.
(b)    Includes impact of purchase discount (premium) recorded through mark-to-market gains (losses) on trading securities and net interest settlements on derivatives hedging trading securities, while generally offsetting interest income on trading securities is included in interest income.

Balance Sheet Highlights
Total assets, at December 31, 2022, were $72.3 billion, a net increase of $12.3 billion, or 20%, from December 31, 2021, driven primarily by a net increase in advances outstanding.
Advances 3
Advances outstanding, at December 31, 2022, at carrying value, totaled $36.7 billion, a net increase of $9.2 billion, or 33%, from December 31, 2021. The par value of advances outstanding increased by 37% to $37.3 billion, which included a net increase in short-term and long-term advances of 85% and 17%, respectively.

2    Each year, Federal Home Loan Banks are required to allocate to the AHP 10% of earnings, defined for this purpose as income before assessments, plus interest expense on mandatorily redeemable capital stock.
3    Advances are secured loans that the Bank provides to its member institutions.

The par value of advances to depository institutions — comprising commercial banks, savings institutions and credit unions — and insurance companies increased by 63% and 6%, respectively. As a percent of total advances outstanding at par value, at December 31, 2022, advances to depository institutions were 64%, while advances to insurance companies were 36%.

Mortgage Loans Held for Portfolio 4
Purchases of mortgage loans from the Bank's members, for the year ended December 31, 2022, totaled $1.2 billion. Mortgage loans held for portfolio, at December 31, 2022, totaled $7.7 billion, a net increase of $71 million, or 0.9%, from December 31, 2021, as the Bank's purchases slightly exceeded principal repayments by borrowers.

Liquidity Investments 5
Liquidity investments, which consist of cash and short-term investments as well as U.S. Treasury obligations, at December 31, 2022, totaled $10.8 billion, a net decrease of $190 million, or 2%, from December 31, 2021. Cash and short-term investments increased by $1.5 billion, or 22%, to $8.6 billion to support the increase in advances. U.S. Treasury obligations, classified as trading securities, decreased by $1.7 billion, or 43%, to $2.2 billion, as substantially all of the Bank's purchases of U.S. Treasury obligations in 2022 were classified as available-for-sale. As a result, cash and short-term investments represented 79% of the total liquidity investments at December 31, 2022, while U.S. Treasury obligations represented 21%.

Other Investment Securities

Other investment securities, which consist substantially of mortgage-backed securities and U.S. Treasury obligations classified as held-to-maturity or available-for-sale, at December 31, 2022, totaled $16.4 billion, a net increase of $2.9 billion, or 22%, from December 31, 2021, due to purchases of U.S. Treasury obligations.

Consolidated Obligations 6
FHLBank Indianapolis' consolidated obligations outstanding, at December 31, 2022, totaled $67.3 billion, a net increase of $12.8 billion, or 23%, from December 31, 2021, which reflected increased funding needs associated with the net increase in the Bank's total assets.

4    The Bank purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments.
5    The Bank's liquidity investments consist of cash, interest-bearing deposits, securities purchased under agreements to resell, federal funds sold              and U.S. Treasury securities. Such investments enable the Bank to be a reliable liquidity provider to its members.
6 The primary source of funds for FHLBank Indianapolis, and for the other FHLBanks, is the sale of FHLBanks' consolidated obligations in the capital markets. FHLBank Indianapolis is the primary obligor for the payment of the principal and interest on the consolidated obligations issued on its behalf; additionally, it is jointly and severally liable with each of the other FHLBanks for all of the FHLBanks' consolidated obligations outstanding.

Capital 7
Total capital, at December 31, 2022, was $3.4 billion, a net decrease of $172 million, or 4.8%, from December 31, 2021. The net decrease primarily resulted from a transfer of capital stock to MRCS upon a member's merger into a non-member, repurchases of capital stock, and unrealized losses on investments in MBS driven by the increase in market interest rates, partially offset by capital stock issuances to support the increase in advances and a net increase in retained earnings.
The Bank's regulatory capital-to-assets ratio8, at December 31, 2022, was 5.23%, which exceeds all applicable regulatory capital requirements.

Condensed Statements of Condition

The following table presents unaudited condensed statements of condition ($ amounts in millions):

	December 31, 2022	December 31, 2021
Advances	$36,683	$27,498
Mortgage loans held for portfolio, net	7,687	7,616
Liquidity investments	10,805	10,995
Other investment securities (a)	16,420	13,474
Other assets	689	422

Total assets	$72,284	$60,005

Consolidated obligations	$67,270	$54,478
MRCS	373	50
Other liabilities	1,257	1,921
Total liabilities	68,900	56,449

Capital stock (b)	2,123	2,246
Retained earnings (c)	1,287	1,177
Accumulated other comprehensive income (loss)	(26)	133
Total capital	3,384	3,556

Total liabilities and capital	$72,284	$60,005

Total regulatory capital (d)	$3,783	$3,473

Regulatory capital-to-assets ratio	5.23%	5.79%

(a)    Includes held-to-maturity and available-for-sale securities.
(b)    Putable by members at par value.
(c)    Includes restricted retained earnings, at December 31, 2022 and 2021, of $323 million and $287 million, respectively.
(d)     Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

7    FHLBank Indianapolis is a cooperative whose member financial institutions and former members own all of its capital stock as a condition of membership and to support outstanding credit products.
8    Total regulatory capital, which consists of capital stock, mandatorily redeemable capital stock and retained earnings, as a percentage of total assets.

All amounts referenced above are unaudited. More detailed information about FHLBank Indianapolis' financial condition as of December 31, 2022, and its results for the year then ended, will be included in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Bank's Annual Report on Form 10-K.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events and performance. Forward-looking statements can be identified by words such as "will," "believes," "may," "temporary," "estimates," and "expects" or the negative of these words or comparable terminology. Each forward-looking statement contained in this news release reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.
Any forward-looking statement contained in this news release speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, including commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions. For more information about FHLBank Indianapolis, visit www.fhlbi.com and follow the Bank on LinkedIn and Twitter (@FHLBankIndy).